Exhibit 3.108

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS FILED FROM AND INCLUDING THE RESTATED CERTIFICATE OR A MERGER WITH A RESTATED CERTIFICATE ATTACHED OF “KRATOS DEFENSE & ROCKET SUPPORT SERVICES, INC.” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

RESTATED CERTIFICATE, FILED THE SEVENTH DAY OF JANUARY, A.D. 2002, AT 4:30 O’CLOCK P.M.

CERTIFICATE OF AMENDMENT, FILED THE TWENTY-SECOND DAY OF DECEMBER, A.D. 2003, AT 1:49 O’CLOCK P.M.

CERTIFICATE OF MERGER, FILED THE FIFTH DAY OF JANUARY, A.D. 2004, AT 5:15 O’CLOCK P.M.

CERTIFICATE OF RENEWAL, FILED THE FOURTH DAY OF JUNE, A.D. 2004, AT 11 O’CLOCK A.M.

CERTIFICATE OF AGREEMENT OF MERGER, FILED THE SEVENTH DAY OF JUNE, A.D. 2004, AT 9:12 O’CLOCK P.M.

CERTIFICATE OF AMENDMENT, CHANGING ITS NAME FROM “HIGH TECHNOLOGY SOLUTIONS, INC.” TO “WFI GOVERNMENT SERVICES, INC.”, FILED THE TWELFTH DAY OF AUGUST, A.D. 2004, AT 9:19 O’CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
2241561 8100X	AUTHENTICATION: 0865531
131267223	DATE: 11-04-13

You may verify this certificate online

at corp.delaware.gov/authver.shtml

Delaware

The First State

CERTIFICATE OF CHANGE OF REGISTERED AGENT, FILED THE FIFTH DAY OF MAY, A.D. 2005, AT 4:15 O’CLOCK P.M.

CERTIFICATE OF AMENDMENT, CHANGING ITS NAME FROM “WFI GOVERNMENT SERVICES, INC.” TO “KRATOS GOVERNMENT SOLUTIONS, INC.”, FILED THE TWELFTH DAY OF SEPTEMBER, A.D. 2007, AT 1:19 O’CLOCK P.M.

CERTIFICATE OF AMENDMENT, CHANGING ITS NAME FROM “KRATOS GOVERNMENT SOLUTIONS, INC.” TO “KRATOS DEFENSE ENGINEERING SOLUTIONS, INC.”, FILED THE TWENTIETH DAY OF DECEMBER, A.D. 2010, AT 5:29 O’CLOCK P.M.

CERTIFICATE OF AMENDMENT, CHANGING ITS NAME FROM “KRATOS DEFENSE ENGINEERING SOLUTIONS, INC.” TO “KRATOS DEFENSE & ROCKET SUPPORT SERVICES, INC.”, FILED THE TWENTY-EIGHTH DAY OF AUGUST, A.D. 2012, AT 5:18 O’CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
2241561 8100X	AUTHENTICATION: 0865531
131267223	DATE: 11-04-13

You may verify this certificate online

at corp.delaware.gov/authver.shtml

2

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:30 PM 01/07/2002
020013541 – 2241561

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HIGH TECHNOLOGY SOLUTIONS, INC.

High Technology Solutions, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

1.                                      The name of the Company is High Technology Solutions, Inc. and the original Certificate of Incorporation of the Company was (a) filed with the Secretary of State of the State of Delaware on September 18, 1990 and (b) most recently amended and restated, as filed with the Secretary of State of the State of Delaware on December 16, 1999 (the “Certificate of Incorporation”).

2.                                      Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, the following resolution restating, integrating and further amending the Certificate of Incorporation was approved by the Board of Directors in accordance with Section 141 of the General Corporation Law of the State of Delaware on October 9, 2001 and by Written Consent by the stockholders of the Company in accordance with Section 228 of the General Corporation Law of the State of Delaware, dated as of October 9, 2001:

NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation be, and hereby is, restated and further amended to read in its entirety as follows:

ARTICLE I

The name of the corporation (the “Company”) is High Technology Solutions, Inc.

ARTICLE II

The address of the Company’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business of, or purposes to be conducted or promoted by, the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

A.                                    The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is forty million (40,000,000) shares, thirty-five million (35,000,000) shares of which shall be Common Stock with a par value of $0.001 per share, and five million (5,000,000) shares of which shall be Preferred Stock with a par value of $0.001 per share.

B.                                    The Preferred Stock may be issued as a class, without series or, if so determined from time to time by the Board of Directors, in one or more series, each series to be expressly designated by a distinguishing number, letter or title. The Preferred Stock, and each series thereof, shall have such voting powers and other rights, privileges, preferences and restrictions as shall be set forth in the resolutions of the Board of Directors providing for the issuance of such Preferred Stock. There is hereby expressly granted to the Board of Directors the authority to determine and fix any and all of the rights, preferences, privileges and restrictions and other terms of the Preferred Stock and any series thereof, and the number of shares constituting any series and the designation thereof, and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding, or to eliminate entirely any series if there no longer are any outstanding shares of such series (and, thereupon, the shares previously designated for such series shall become authorized but undesignated shares). In the event that the number of shares of any series shall be so decreased, the shares constituting such series shall resume the status that they had prior to the adoption of the resolution originally setting forth the number of shares of such series.

C.                                    The relative rights, preferences, powers, qualifications, limitations and restrictions granted to or imposed upon the series of Preferred Stock hereby designated the “Series A Convertible Preferred Stock” or the holders thereof are as follows:

1.                                      Designation; Number of Shares. The designation of the Preferred Stock authorized by this Article IV.C shall be Series A Convertible Preferred Stock, and the number of shares of Convertible Preferred Stock authorized hereby shall be 3,700,000 shares.

2.                                      Definitions. For the purposes of this Article IV.C, the following definitions shall apply:

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Appraised Value” shall mean, in respect of any share of Common Stock on any date herein specified, the fair saleable value of such share of Common Stock (determined without giving effect to the discount for (i) a minority interest or (ii) any lack of liquidity of the Common Stock or to the fact that the Company may have no class of equity registered under the Exchange Act) as of the last day of the most recent fiscal month to end within 60 days prior to such date specified, based on the value of the Company, divided by the number of Fully Diluted Outstanding shares of Common Stock. Such value of the Company shall be determined by (i) an independent majority of the members of the Board of Directors, in good faith, if 75,000 or fewer shares of Common Stock (adjusted for stock splits, reverse stock splits, combinations, stock dividends or similar transactions) are issued or issuable (whether pursuant to options, warrants or other exchangeable or convertible securities) by the Company pursuant to a transaction or (ii) an investment banking firm selected by the Company and the Required Holders, if more than 75,000 shares of Common Stock (adjusted for stock splits, reverse stock splits, combinations, stock dividends or similar transactions) are so issued or issuable.

“Board” shall mean the Board of Directors of the Company.

“Book Value” shall mean, in respect of any share of Common Stock on any date herein specified, the consolidated book value of the Company as of the last day of any month immediately preceding such date, divided by the number of Fully Diluted Outstanding shares of Common Stock as determined in accordance with GAAP by any firm of independent certified public accountants of recognized national standing selected by the Company and reasonably acceptable to the Required Holders.

“Business Day” shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.

“Company” shall mean High Technology Solutions, Inc., a Delaware corporation.

“Conversion Price” shall mean, with respect to any conversion of the Convertible Preferred Stock prior to the EBITDA Adjustment Date, $5.514 per share, subject to adjustment as provided herein, and, with respect to any conversion of the Convertible Preferred Stock after the EBITDA Adjustment Date, the amount computed pursuant to Section 7(f) hereof, subject to adjustment as provided herein, provided, that if a Liquidity Event shall occur prior to the EBITDA Adjustment Date, the Conversion Price shall mean the amount computed pursuant to Section 7(g) hereof.

“Convertible Preferred Stock” shall refer to shares of Series A Convertible Preferred Stock, $0.001 par value per share, of the Company.

“Current Market Price” when used with reference to shares of Common Stock or other securities on any date, shall mean the higher of (a) the Book Value per share of Common Stock at such date and (b) the Appraised Value per share of Common Stock at such date or, if there shall be a public market, the higher of (x) the Book Value per share of Common Stock at such date, and (y) the average of the daily market prices for 30 consecutive Business Days commencing 45 days before such date. The daily market price for each such Business Day shall be (i) the last sale price on such day on the principal stock exchange or the Nasdaq National Market on which such Common Stock is then listed or admitted to trading, (ii) if no sale takes place on such day on any such exchange or market, the average of the last reported closing bid and asked prices on such day as officially quoted on any such exchange or market, (iii) if the Common Stock is not then listed or admitted to trading on any stock exchange or such market, the average of the last reported closing bid and asked prices on such day in the over-the-counter market, as furnished by Nasdaq or the National Quotation Bureau, Inc., (iv) if neither such corporation at the time is engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business, or (v) if there is no such firm, as furnished by any member of the National Association of Securities Dealers, (“NASD”) selected mutually by the Required Holders and the Company or, if they cannot agree upon such selection, as selected by two such members of the NASD, one of which shall be selected by the Required Holders and one of which shall be selected by the Company.

“Dividend Rate” shall mean, for the period from the Original Issue Date until the second anniversary of such date, 6% per annum and, thereafter, 9% per annum (or, in each case, if lower, the maximum rate permitted by applicable law), in each case calculated on a 360 day per year basis, based on the actual number of days elapsed, provided that, if an Event of Default shall occur and be continuing, the Dividend Rate shall be increased by 2% per annum as of the date of the occurrence of such Event of Default, but shall not be subject to further increase thereafter.

“EBITDA” shall mean the Company’s net income or earnings (excluding any extraordinary items or charges), before interest expense, taxes, depreciation and amortization, as determined from the Company’s audited financial statements for any fiscal year prepared in accordance with GAAP, consistently applied.

“EBITDA Adjustment Date” shall mean the 60th day following the end of the Company’s fiscal year ended 2001.

“Event of Default” shall have the meaning assigned to it in the Purchase Agreement and shall also mean the failure of the Company (a) to pay any cash (or, as provided in Section 3(b), in-kind) dividend on the Convertible Preferred Stock, when due and payable hereunder or (b) to redeem shares of Convertible Preferred Stock pursuant to Section 6 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Exchange Act of 1934, as amended, shall include reference to the comparable section, if any, of any such similar Federal statute.

“Fair Market Value” shall mean the amount that a willing buyer would pay a willing seller in an arm’s-length transaction, with neither being under any compulsion to buy or sell.

“First Issue Date” shall mean the first date on which any shares of Convertible Preferred Stock shall be issued pursuant to the Purchase Agreement.

“Fully Diluted Outstanding” shall mean, with reference to Common Stock, at any date as of which the number of shares thereof is to be determined, all shares of Common Stock outstanding at such date and all shares of Common Stock issuable upon the conversion of the Convertible Preferred Stock outstanding on such date, and other options or warrants to purchase, or securities convertible into, shares of Common Stock outstanding on such date.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

“Liquidation Preference” shall mean $6.064 per share.

“Liquidity Event” shall mean (a) a Qualified IPO, (b) a Qualified Sale or (c) any Organic Change or IPO which shall be approved by the Required Holders.

“Organic Change” shall mean (a) any sale, lease, exchange or other transfer of all or substantially all of the property and assets of the Company, (b) any merger or consolidation to which the Company is a party or (c) any Person or group of Persons (as such term is used in Section 13(d) of the Exchange Act), other than Allan J. Camaisa, shall beneficially own (as defined in Rule 13d-3 under the Exchange Act) securities of the Company representing 50% or more of the voting securities of the Company then outstanding. For purposes of the preceding sentence, “voting securities” shall mean securities, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or Persons performing similar functions).

“Original Issue Date” shall mean, with respect to the issuance from time to time of any shares of Convertible Preferred Stock, the date of the original issuance of such shares of Convertible Preferred Stock.

“Person” shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Purchase Agreement” shall mean the Purchase Agreement, dated as of October 7, 1999, by and among the Company and the purchasers named therein, as it may be amended from time to time, a copy of which is on file at the principal office of the Company.

“Qualified Amount” shall mean an aggregate amount that provides a compound annual rate of return of 50% on the aggregate purchase price of the then outstanding shares of Convertible Preferred Stock, after taking into account any payments of cash dividends on such shares of Convertible Preferred Stock.

Qualified Amount shall be calculated as follows:

Aggregate Purchase	=	Aggregate Cash Dividends	+	Qualified Amount
Price of Convertible		1:50(n/12)		1.50(n/12)
Preferred Stock

where:

n = number of months (or partial months) elapsed from the Original Issue Date until (i) each date on which a cash dividend shall be received or (ii) a closing date of a Liquidity Event, as the case may be. Partial months shall be expressed as a fraction, rounded to two decimal places.

Example of calculation of Qualified Amount:

Month	Amount	Event
0	$10,000,000	Aggregate purchase price paid by Purchaser
8	$1,000,000	Aggregate cash dividend received by Purchaser
12	$1,000,000	Aggregate cash dividend received by Purchaser
16	$14,715,629	Qualified Amount

$10,000,000	=	$1,000,000	+	$1,000,000	+	Qualified Amount
		1.50(8/12)		1.50(12/12)		1.50(16/l2)

“Qualified IPO” shall mean a sale of Common Stock, for the account of the Company, pursuant to an initial public offering (the “IPO”) of the Common Stock on Form S-l (or any equivalent general registration form) under the Securities Act of 1933, as amended, and a listing of such Common Stock on the New York Stock Exchange or the Nasdaq National Market, with aggregate gross proceeds to the Company of at least $30 million and at a per share price (prior to commissions and offering expenses) of not less than the Qualified Amount divided by the number of shares of Common Stock issuable upon conversion of the shares of Convertible Preferred Stock outstanding immediately prior to such Qualified IPO.

“Qualified Sale” shall mean a transaction constituting an Organic Change in which holders of shares of Convertible Preferred Stock shall be entitled to receive an aggregate amount for such shares (or for the shares of Common Stock issuable upon conversion thereof) of not less than the Qualified Amount.

“Redemption Date” shall mean the date on which any shares of Convertible Preferred Stock shall be redeemed by the Company.

“Redemption Price” has the meaning set forth in Section 6(a) of this Article IV.C.

“Required Holders” shall mean Persons who, in the aggregate, hold at least two-thirds of the outstanding shares of Convertible Preferred Stock.

“Subsidiary” of any Person means any corporation or other entity of which a majority of the voting power or the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

“Trading Day” shall mean a Business Day or, if the Common Stock is listed or admitted to trading on any national securities exchange, a day on which such exchange is open for the transaction of business.

3.                                      Dividends.

(a)                                 So long as any shares of Convertible Preferred Stock shall be outstanding, the holders of such Convertible Preferred Stock shall be entitled to receive, if legally payable by the Board, preferential dividends, payable in cash (or, as provided in Section 3(b), in-kind), at the applicable Dividend Rate on the Liquidation Preference hereunder. Subject to Section 3(b), such dividends shall accrue quarterly in arrears for the four (4) years following the Original Issue Date, and such accrued dividends shall be payable in cash (or, as provided in Section 3(b), in-kind). Commencing on the fourth anniversary of the Original Issue Date, the holder of such Convertible Preferred Stock shall be entitled to receive, if legally payable by the Board, preferential dividends, payable in cash at the applicable Dividend Rate on the Liquidation Preference hereunder, payable quarterly on the last Business Day of March, June, September and December of each year. If the Board cannot legally declare or pay such dividends, then such dividends shall be cumulative and compound quarterly, and shall begin to accrue and compound from the Original Issue Date, whether or not there shall be net profits or net assets of the Company legally available for the payment of those dividends.

(b)                                 At the option of the Company, any dividend may be paid, prior to the fourth anniversary of the Original Issue Date, in additional shares of Convertible Preferred Stock, based upon the Liquidation Preference thereof at the Dividend Rate on the Liquidation Preference hereunder. Dividends paid in shares of Convertible Preferred Stock shall be paid in whole shares plus a cash payment equal to the value of any fractional shares. All accrued and unpaid dividends shall be paid in cash (and not in-kind) upon any conversion of Convertible Preferred Stock or upon the occurrence of a Liquidity Event.

(c)                                  So long as any shares of Convertible Preferred Stock shall be outstanding, then, without the affirmative vote of the Required Holders, (i) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on account of any Common Stock or any share of any other class or series of the Company’s Preferred Stock ranking junior to the Convertible Preferred Stock with respect to the payment of dividends or distribution of assets on liquidation, dissolution or winding up of the Company (“Junior Stock”), and (ii) no shares of Common Stock or Junior Stock shall be repurchased, redeemed or acquired by the Company and no funds shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.

4.                                      Liquidation Rights of Convertible Preferred Stock.

(a)                                 In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, whether such assets are capital, surplus or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any shares of Common Stock or Junior Stock, an amount equal to the Liquidation Preference plus all declared or accrued and unpaid dividends in respect of any liquidation, dissolution or winding up consummated.

(b)                                 If upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed among the holders of Convertible Preferred Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts aforesaid, then the entire assets of the Company to be distributed shall be distributed ratably among the holders of Convertible Preferred Stock, based on the full preferential amounts for the number of shares of Convertible Preferred Stock held by each holder.

(c)                                  After payment to the holders of Convertible Preferred Stock of the amounts set forth in Section 4(a) hereof and payment to the holders of Junior Stock, the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock then held by each.

5.                                      Voting Rights.  In addition to any voting rights provided by law, the holders of shares of Convertible Preferred Stock shall have the following voting rights:

(a)                                 So long as any of the Convertible Preferred Stock shall be outstanding, each share of Convertible Preferred Stock shall entitle the holder thereof to vote on all matters voted on by the holders of Common Stock, voting together as a single class with other shares entitled to vote at all meetings of the stockholders of the Company. With respect to any such vote, each share of Convertible Preferred Stock shall entitle the holder thereof to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the number of shares of Common Stock of the Company into which such share of Convertible Preferred Stock is convertible on the record date for such vote. Fractional votes shall not, however, be permitted, and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Convertible Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b)                                 The affirmative vote of the Required Holders, voting together as a class, in person or by proxy, at a special or annual meeting of stockholders called for such purpose or pursuant to a written consent of stockholders, shall be necessary for the following:

(i)                                     to authorize, adopt or approve an amendment to the Certificate of Incorporation of the Company which would alter or change in any manner the terms, powers, preferences or special rights of the shares of Convertible Preferred Stock, provided, that no such amendment shall, without the consent of each holder of Convertible Preferred Stock, (A) reduce the Liquidation Preference or the Dividend Rate, (B) change the place or currency of payment of the Liquidation Preference or dividends on the Convertible Preferred Stock, (C) impair the right of any holder of Convertible Preferred Stock to institute an action for the enforcement of any payment with respect to the Convertible Preferred Stock, (D) adversely affect any conversion rights with respect to the Convertible Preferred Stock or (E) reduce the percentage of the outstanding Convertible Preferred Stock necessary to amend the provisions of this Section 5(b).

(ii)                                  to authorize or issue any shares of the capital stock of the Company ranking senior to, or pari passu with, the Convertible Preferred Stock or authorize or issue any shares of capital stock convertible into any shares of capital stock of the Company ranking senior to, or pari passu with, the Convertible Preferred Stock; or

(iii)                               to take any action which is in violation of Article V of the Purchase Agreement.

(c)                                  So long as there are outstanding at least 33% of the shares of Convertible Preferred Stock issued pursuant to the Purchase Agreement, (i) the Board shall consist of a maximum of nine directors, (ii) GE Capital Equity Investments, Inc. (“GE Equity”) and Ford Motor Company (“Ford”) each shall have, in addition to the other voting rights set forth herein, the right, but not the obligation, to elect one director of the Company, (iii) the holders of all shares of Convertible Preferred Stock shall have, in addition to clause (ii) above, the right, but not the obligation, to elect one director of the Company and (iv) the holders of shares of all voting stock of the Company (including the Convertible Preferred Stock) shall have the right to elect the remaining directors of the Company; provided, however, so long as GE Equity has the right to elect an additional director pursuant to Section 5(d) hereof, the number of directors to be elected pursuant to clause (iv) shall be decreased by one. So long as there are outstanding at least 33% of the shares of Convertible Preferred Stock issued pursuant to the Purchase Agreement, GE Equity and Ford each shall have the right, but not the obligation, to appoint one director to all committees of the Board (including any Executive Committee), if any such committees are established by the Board.

(d)                                 If, on any date, an Event of Default shall have occurred and be continuing, whether or not by reason of the absence of legally available funds therefor, then, so long as there are outstanding at least 33% of the shares of Convertible Preferred Stock issued pursuant to the Purchase Agreement, GE Equity shall have, in addition to its other voting rights set forth herein, the exclusive right to elect an additional director of the Company in accordance with this Section 5 and one of the directors elected pursuant to clause (iv) of Section 5(c) shall resign or be removed without cause.

(e)                                  The foregoing rights of holders of shares of Convertible Preferred Stock to take any actions as provided in this Section 5 may be exercised at any annual meeting of stockholders or at a special meeting of stockholders held for such purpose as hereinafter provided or at any adjournment thereof or pursuant to any written consent of stockholders.

(f)                                   If (i) the annual meeting of stockholders of the Company shall not, for any reason, be held within the time fixed in the Bylaws of the Company, or (ii) vacancies shall exist in the office of any director elected by GE Equity and/or Ford or (iii) GE Equity has the right to elect an additional director pursuant to Section 5(d) above, a proper officer of the Company, upon the written request of either GE Equity or Ford, addressed to the Secretary of the Company, shall call a special meeting in lieu of the annual meeting of stockholders or circulate a written consent if permitted by applicable law, for the purpose of electing or, if necessary, removing directors. Any such meeting shall be held at the earliest practicable date at the place for the holding of the annual meetings of stockholders. If such meeting shall not be called by the proper officer of the Company within twenty (20) days after personal service of said written request upon the Secretary of the Company, or within twenty (20) days after mailing the same within the United States by certified mail, addressed to the Secretary of the Company at its principal executive office, then GE Equity or Ford may call such meeting at the expense of the Company, and such meeting may be called upon the notice required for the annual meetings of stockholders of the Company and shall be held at the place for holding the annual meetings of the stockholders. GE Equity and Ford each shall have access to the lists of stockholders to be called pursuant to the provisions hereof.

(g)                                  Any vacancy occurring in the office of the director elected by GE Equity, Ford, or the holders of all shares of Convertible Preferred Stock, or any additional director to be elected by GE Equity pursuant to Section 5(d) above may be filled only by GE Equity, Ford, or the holders of all shares of Convertible Preferred Stock, as applicable. The term of office of any director elected by GE Equity, Ford, or the holders of all shares of Convertible Preferred Stock shall terminate upon the election of the successor to such director at any meeting of stockholders held for the purpose of electing directors.

(h)                                 Any director elected by GE Equity or Ford pursuant to Sections 5(c)(ii) and 5(d) may be removed from office with or without cause by GE Equity or Ford, respectively. Any director elected by the holders of all shares of Convertible Preferred Stock pursuant to Section 5(c)(iii) may be removed from office with or without cause by the holders of all shares of Convertible Preferred Stock.

6.                                      Redemption of Convertible Preferred Stock.

(a)                                 If any Organic Change (other than a Qualified Sale) shall occur, the Company, at the option of any holder of outstanding Convertible Preferred Stock (as exercised pursuant to this Section 6(a)), shall redeem, at a redemption price equal to the sum of the Liquidation Preference per share plus an amount equal to all accrued and unpaid dividends per share (the “Redemption Price”), those outstanding shares of Convertible Preferred Stock which such holder shall have elected to redeem. Such redemption shall occur immediately prior to or simultaneously with the consummation of such Organic Change. The Company shall give written notice of any such Organic Change, stating the substance and intended date of consummation thereof, not more than sixty (60) Business Days nor less than twenty (20) Business Days prior to the date of consummation thereof, to each holder of Convertible Preferred Stock. Any holder of the Convertible Preferred Stock shall have fifteen (15) Business Days (the “Notice Period”) from the date of the receipt of such notice to demand (by written notice mailed to the Company) redemption of all or any portion of the shares of Convertible Preferred Stock held by such holder.

(b)                                 The Company shall redeem, and the holders of the outstanding Convertible Preferred Stock shall sell to the Company, at the Redemption Price, all of the outstanding Convertible Preferred Stock on (i) the fifth anniversary of the First Issue Date, if no Liquidity Event shall have occurred prior to such date, or (ii) the date on which (x) the Company or any Subsidiary shall make an assignment for the benefit of creditors, commence any proceeding relating to it under any applicable bankruptcy or insolvency laws or seek any other form of relief from its creditors or from a court or governmental agency pursuant to any law, statute or procedure of any jurisdiction for the relief of financially distressed debtors or (y) any of the foregoing shall be commenced against the Company or any Subsidiary. The Company shall, on the date of the occurrence of an event specified above, deliver written notice (the “Redemption Notice”) for the mandatory redemption of the Convertible Preferred Stock to each holder of record of the Convertible Preferred Stock at its address last shown on the records of the Company. The Redemption Notice shall state:

(A)                               the event triggering the mandatory redemption;

(B)                               the number of shares of Convertible Preferred Stock held by the holder to be redeemed;

(C)                               the date fixed for redemption, which shall be no later than twenty (20) Business Days following the date of the Redemption Notice, and the Redemption Price; and

(D)                               that the holder is to surrender to the Company, in the manner and at the place designated, its certificate or certificates representing the shares of Convertible Preferred Stock to be redeemed.

(c)                                  On or before the Redemption Date, each holder of Convertible Preferred Stock shall surrender the certificate or certificates representing such shares of Convertible Preferred Stock to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable in cash on the Redemption Date to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(d)                                 Unless the Company defaults in the payment in full of the Redemption Price, dividends on the Convertible Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and the holders of such Convertible Preferred Stock redeemed shall cease to have any further rights with respect thereto on the Redemption Date, other than to receive the Redemption Price without interest.

(e)                                  If, at any time of any redemption pursuant to this Section 6, the funds of the Company legally available for redemption of Convertible Preferred Stock shall be insufficient to redeem the number of shares required to be redeemed, those funds which are legally available shall be used to redeem the maximum possible number of such shares, pro rata based upon the number of shares to be redeemed. At any time thereafter when additional funds of the Company become legally available for the redemption of Convertible Preferred Stock, such funds shall immediately be used to redeem the balance of the shares of Convertible Preferred Stock which the Company has become obligated to redeem pursuant to this Section 6, but which it has not redeemed; or, in the case of a redemption pursuant to Section 6(a), if a person other than the Company shall be the surviving or resulting corporation in any Organic Change, such person shall, at the consummation of such Organic Change, redeem such balance of the shares of Convertible Preferred Stock (and the Company shall so provide in its agreements with such person relating to such Organic Change).

(f)                                   Except as provided herein, the Company may not otherwise redeem or repurchase the Convertible Preferred Stock.

7.                                      Conversion.

(a)                                 Subject to the provisions for adjustment hereinafter set forth, (i) each share of Convertible Preferred Stock shall be convertible at any time and from time to time, at the option of the holder thereof (such conversion, an “Optional Conversion”) and (ii) all shares of Convertible Preferred Stock shall be converted upon the occurrence of a Qualified IPO or Qualified Sale (such conversion, a “Mandatory Conversion”), in each case into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock deliverable upon conversion of a share of Convertible Preferred Stock shall be determined by dividing the Liquidation Preference by the Conversion Price (as adjusted herein) in effect on the date on which the shares of Convertible Preferred Stock shall be surrendered for conversion. No fractional shares shall be issued upon the conversion of any shares of Convertible Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Convertible Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the Fair Market Value of such fraction on the date of conversion (as determined in good faith by the Board).

(b)                                 An Optional Conversion or Mandatory Conversion shall be subject to the following:

(i)                                     An Optional Conversion of the Convertible Preferred Stock may be effected by any such holder upon the surrender to the Company at the principal office of the Company of the certificate for such Convertible Preferred Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified number of such shares (which may be fractional shares) in accordance with the provisions of this Section 7 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. A Mandatory Conversion of the Convertible Preferred Stock shall be immediately effective and shall be deemed to be made as of the date of the consummation of a Qualified IPO or Qualified Sale. Any holder may surrender to the Company the certificate for such Convertible Preferred Stock converted pursuant to a Mandatory Conversion accompanied by a written notice specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Until such time as the holder surrenders its certificate pursuant to the Mandatory Redemption, the certificates representing the Convertible Preferred Stock shall represent the number of shares of Common Stock issuable upon conversion of such certificate. Upon any conversion of any shares of Convertible Preferred Stock, all accrued and unpaid dividends owing in respect of such shares shall be paid in cash.

(ii)                                  In case the written notice specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Company will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Convertible Preferred Stock pursuant hereto. As promptly as practicable, and in any event within three Business Days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Company that such taxes have been paid), the Company shall deliver or cause to be delivered (A) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Convertible Preferred Stock being converted shall be entitled and (B) if less than the full number of shares of Convertible Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted.

(iii)                               In the case of an Optional Conversion, such conversion shall be deemed to have been made at the close of business on the date of giving the written notice referred to in the first sentence of subsection (b) (i) above and of such surrender of the certificate or certificates representing the shares of Convertible Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock in accordance herewith, and the person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

(c)                                  In case any shares of Convertible Preferred Stock are to be redeemed pursuant to Section 6, all rights of conversion shall cease and terminate as to the shares of Convertible Preferred Stock to be redeemed at the close of business on the Business Day next preceding the date fixed for redemption unless the Company shall default in the payment of the Redemption Price.

(d)                                 The Conversion Price shall be subject to adjustment from time to time in certain instances hereinafter provided.

(e)                                  The Company shall at all times reserve, and keep available for issuance upon the conversion of the Convertible Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Convertible Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Convertible Preferred Stock.

(f)                                   In addition to any adjustments to the Conversion Price which may be required pursuant to Section 7(h) hereof, the Conversion Price shall be adjusted, effective as of the EBITDA Adjustment Date, to the Conversion Price set forth opposite the EBITDAs in the table below, based upon the Company’s EBITDA for its fiscal year ended 2001 (“2001 EBITDA”). If the 2001 EBITDA shall be at an amount other than the EBITDAs shown on such table, the Conversion Price shall be proportionately adjusted, provided, that the Conversion Price shall not be less than the minimum Conversion Price and not more than the maximum Conversion Price, each as set forth in the table below;

EBITDA ($MM)	Conversion Price
$18.0	$5.514
$9.0	$2.872
$6.0	$2.070

If the Conversion Price as of the Original Issue Date (the “Original Conversion Price”) shall have been adjusted pursuant to this Section 7 prior to the EBITDA Adjustment Date, then the Conversion Prices set forth in the table above shall be proportionately adjusted to reflect the proportionate difference between the Original Conversion Price and the Conversion Price in effect immediately prior to the EBITDA Adjustment Date. The Conversion Price, as adjusted hereunder, shall be subject to further adjustment as provided in this Section 7.

(g)                                  If a Liquidity Event shall occur prior to the EBITDA Adjustment Date, the Conversion Price, effective immediately prior to the effective date of such Liquidity Event, shall be adjusted, as set forth below; provided, that the Conversion Price shall not be less than the minimum Conversion Price and not more than the maximum Conversion Price, each as set forth in the table provided in Section 7(f) above (as such minimum and maximum Conversion Prices may be adjusted thereunder).

Conversion Price = [(Liquidation Preference) x (# of shares of Convertible Preferred Stock outstanding as of the date of Liquidity Event) x (Liquidity Event Price)] / Qualified Amount

For purposes of the calculation of Conversion Price pursuant to this Section 7(g) of Article IV.C, “Liquidity Event Price” shall mean, in the case of: (i) a Qualified IPO, the initial offering price per share to the public of Common Stock pursuant to such Qualified IPO; (ii) a Qualified Sale, the aggregate consideration paid pursuant to such Qualified Sale for each share of Common Stock then outstanding; and (iii) an Organic Change, Appraised Value, based on the determination of an investment banking firm selected by the Company and the Required Holders.

(h)                                 The Conversion Price will also be subject to adjustment from time to time as follows:

(i)                                     In case the Company shall at any time or from time to time after the First Issue Date (A) pay a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock, (B) subdivide the outstanding shares of Common Stock, (C) combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock or (D) issue by reclassification of the shares of Common Stock any shares of capital stock of the Company, then, and in each such case, the Conversion Price in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted so that the holder of any shares of Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Company which such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such shares of Convertible Preferred Stock been surrendered for conversion immediately prior to the happening of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this clause (i) shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.

(ii)                                  In case the Company shall issue shares of Common Stock (or rights, warrants or other securities convertible into or exchangeable for shares of Common Stock) after the First Issue Date, other than issuances covered by clause (i) above, at a price per share (or having an exercise, conversion or exchange price per share) less than the Current Market Price per share of Common Stock, as of the date of issuance of such shares or of such rights, warrants or other convertible or exchangeable securities, then, and in each such case, the Conversion Price in effect immediately prior to the date of such issuance shall be reduced (but not increased) to an amount determined by multiplying such Conversion Price by a fraction:

(A)                             the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock (or rights, warrants or other securities convertible into or exchangeable for shares of Common Stock), plus (2) the number of shares of Common Stock which the Net Aggregate Consideration (as defined in Section 7(h)(xi)) would purchase at the Current Market Price prior to such issuance, and

(B)                             the denominator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock (or rights, warrants or other securities convertible into or exchangeable for shares of Common Stock), plus (2) the aggregate number of additional shares of Common Stock so issued (or issuable pursuant to the exercise of rights, warrants or other securities convertible into or exchangeable for shares of Common Stock so issued).

(iii)                               In case the Company shall issue shares of Common Stock (or rights, warrants or other securities convertible into or exchangeable for shares of Common Stock) after the First Issue Date, other than issuances covered by clause (i) above, at a price per share (or having an exercise, conversion or exchange price per share) less than the Conversion Price as of the date of issuance of such shares or of such rights, warrants or other convertible or exchangeable securities, then, and in each such case, the Conversion Price in effect immediately prior to the date of such issuance shall be reduced (but not increased) to an amount determined by multiplying such Conversion Price by a fraction:

(A)                               the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock (or rights, warrants or other securities convertible into or exchangeable for shares of Common Stock), plus (2) the number of shares of Common Stock which the Net Aggregate Consideration would purchase at the Conversion Price prior to such issuance, and

(B)                               the denominator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock (or rights, warrants or other securities convertible into or exchangeable for shares of Common Stock), plus (2) the aggregate number of additional shares of Common Stock so issued (or issuable pursuant to the exercise of rights, warrants or other securities convertible into or exchangeable for shares of Common Stock so issued).

(iv)                              An adjustment made pursuant to clauses (ii) or (iii) above shall be made on the next Business Day following the date on which any such issuance is made and shall be effective retroactively immediately after the close of business on such date. For purposes of clauses (ii) or (iii), the aggregate consideration received by the Company in connection with the issuance of shares of Common Stock or of rights, warrants or other securities exchangeable or convertible into shares of Common Stock shall be deemed to be equal to the sum of the aggregate offering price of all such Common Stock and such rights, warrants, or other exchangeable or convertible securities plus the minimum aggregate amount, if any, receivable upon exchange or conversion of any such exchangeable or convertible securities into shares of Common Stock. If both clauses (ii) and (iii) are applicable, the adjustment which results in the higher Conversion Price shall be used.

(v)                                 In case the Company shall at any time or from time to time after the First Issue Date declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Company or any of its Subsidiaries by way of dividend or spinoff), on its Common Stock, other than dividends or distributions of shares of Common Stock which are referred to in clause (i) of this subsection (h) or made in compliance with Section 3(c) hereof, then, and in each such case, the Conversion Price in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted so that the holder of any shares of Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Company which such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such shares of Convertible Preferred Stock been surrendered for conversion immediately prior to the happening of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this clause (v) shall become effective immediately after the close of business on the happening of such event or the record date therefor, whichever is earlier.

(vi)                              For purposes of this subsection (h), the number of shares of Common Stock at any time outstanding shall include all shares of Common Stock issuable upon conversion or exercise of any outstanding options, rights, warrants or other convertible or exchangeable securities, but shall not include any shares of Common Stock then owned or held by or for the account of the Company or any of its Subsidiaries.

(vii)                           If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the number of shares of Common Stock issuable upon exercise of the right of conversion granted by this subsection (h) or in the Conversion Price then in effect shall be required by reason of the taking of such record.

(viii)                        Anything in this subsection (h) to the contrary notwithstanding, the Company shall not be required to give effect to any adjustment in the Conversion Price unless and until the net effect of one or more adjustments (each of which shall be carried forward), determined as above provided, shall have resulted in a change of the Conversion Price by at least $0.10, and when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Price by at least $0.10, such change in Conversion Price shall thereupon be given effect.

(ix)                              For the purposes of this subsection (h), the number of shares of Common Stock outstanding at any time shall include all shares of Common Stock issuable upon the exercise of all options and warrants then outstanding and the conversion of all convertible securities then outstanding other than the Convertible Preferred Stock.

(x)                                 No adjustment of the Conversion Price shall be made under this subsection (h) upon the issuance of any additional shares of Common Stock that shall be issued pursuant to the exercise, conversion or exchange of any options, rights, warrants or other convertible or exchangeable securities if an adjustment shall previously have been made upon the issuance of such options, rights, warrants or other convertible or exchangeable securities. If any option, right, warrant or other convertible or exchangeable security expires or is cancelled without having been exercised, then, for the purposes of the adjustments set forth above, such option, right, warrant or other convertible or exchangeable security shall have been deemed not to have been issued and the Conversion Price shall be adjusted accordingly. No holder of shares of Common Stock that were previously issued upon conversion of Convertible Preferred Stock shall have any obligation to redeem or cancel any such shares of Common Stock as a result of the operation of this clause (x).

(xi)                              For purposes of this subsection (h), “Net Aggregate Consideration” shall mean the total amount of consideration received by the Company for the issuance of (i) Common Stock or (ii) rights, warrants or other securities convertible into or exchangeable for shares of Common Stock, plus, if applicable, the minimum aggregate amount set forth in the terms of such rights, warrants or such other securities as payable to the Company upon the exchange, exercise or conversion thereof.

(i)                                     Notwithstanding any provision to the contrary in this Section 7, the Company shall not be required to make any adjustment to the Conversion Price in the case of (i) the granting, after the First Issue Date, by the Company of stock options under a stock option plan of the Company approved by the Board so long as the shares of Common Stock underlying such options (net of any expired or terminated options under the Company’s 1996 Stock Option Plan or 1999 Stock Option Plan prior to the First Issue Date) do not, in the aggregate, exceed 10% of the Fully Diluted Outstanding shares of Common Stock as of the First Issue Date (including the Common Stock issuable upon conversion of the Convertible Preferred Stock); provided, that such Fully Diluted Outstanding shares of Common Stock shall be adjusted to reflect (a) any shares of Common Stock issuable upon conversion of shares of Convertible Preferred Stock that are issued and sold by the Company after the First Issue Date, (b) any shares of Common Stock issuable upon exercise of the options referred to in this clause (i), (c) any adjustments pursuant to Section 7(f) of this Article IV.C in the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock and (d) any stock splits, reverse stock splits, combinations, stock dividends or similar transactions; and (ii) the issuance of shares of Common Stock pursuant to the exercise of the options referred to in clause (i) above or pursuant to the exercise, conversion or exchange of any options, rights, warrants or other convertible or exchangeable securities that are outstanding as of the First Issue Date.

(j)                                    In case of any Organic Change, each share of Convertible Preferred Stock then outstanding, other than those shares to be redeemed pursuant to Section 6 hereof, shall thereafter be convertible into, in lieu of the Common Stock issuable upon such conversion prior to consummation of such Organic Change, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Organic Change by a holder of that number of shares of Common Stock into which one share of Convertible Preferred Stock was convertible immediately prior to such Organic Change (including, on a pro rata basis, the cash, securities or property received by holders of Common Stock in any tender or exchange offer that is a step in such Organic Change). In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Section 7 shall be deemed to apply, so far as appropriate and nearly as may be, to such other securities or property.

(k)                                 In case at any time or from time to time the Company shall pay any stock dividend or make any other non-cash distribution to the holders of its Common Stock, or shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or any other right, or there shall be any capital reorganization or reclassification of the Common Stock or consolidation or merger of the Company with or into another corporation, or any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, or there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company, then, in any one or more of said cases, the Company shall give at least twenty (20) days’ prior written notice to the registered holders of the Convertible Preferred Stock at the addresses of each as shown on the books of the Company as of the date on which (i) the books of the Company shall close or a record shall be taken for such stock dividend, distribution or subscription rights or (ii) such reorganization, reclassification, consolidation, merger, sale or conveyance, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of the Common Stock of record shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale or conveyance or participate in such dissolution, liquidation or winding up, as the case may be. Failure to give such notice shall not invalidate any action so taken.

8.                                      Reports as to Adjustments. Upon any adjustment of the Conversion Price then in effect and any increase or decrease in the number of shares of Common Stock issuable upon the operation of the conversion set forth in Section 7, then, and in each such case, the Company shall promptly deliver to each holder of the Convertible Preferred Stock, a certificate signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Company setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the Conversion Price then in effect following such adjustment and the increased or decreased number of shares issuable upon the conversion granted by Section 7, and shall set forth in reasonable detail the method of calculation of each and a brief statement of the facts requiring such adjustment. Where appropriate, such notice to holders of the Convertible Preferred Stock may be given in advance.

9.                                      Certain Covenants. Any registered holder of Convertible Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Article IV.C or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

10.                               No Reissuance of Preferred Stock. No Convertible Preferred Stock acquired by the Company by reason of redemption, purchase, or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Company shall be authorized to issue.

11.                               Notices. All notices to the Company permitted hereunder shall be personally delivered or sent by first class mail, postage prepaid, addressed to its principal office located at 9665 Chesapeake Drive, Suite 300, San Diego, California 92123, or to such other address at which its principal office is located, and all notices to the holders of the Convertible Preferred Stock shall be given at their addresses appearing on the books of the Company.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power, both before and after any receipt of any payment for any of the Company’s capital stock, to adopt, amend, repeal or otherwise alter the Bylaws of the Company (except so far as the Bylaws of the Company adopted by the stockholders shall otherwise provide). Any bylaws adopted by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders.

ARTICLE VI

Election of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

ARTICLE VII

Subject to the other terms of this Certificate of Incorporation, the Company reserves the right to adopt, amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE VIII

A.                                    To the fullest extent permitted by the General Corporation Law of the State of Delaware, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Company with respect to any act or omission occurring prior to the time of such repeal or modification.

B.                                    The Company shall indemnify to the fullest extent permitted by the General Corporation Law of the State of Delaware any person who has been made, or is threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the Company), by reason of the fact that the person is or was a director or officer of the Company, or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to an employee benefit plan of the Company, or serves or served at the request of the Company as a director, or as an officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. In addition, the Company shall pay for or reimburse any expenses incurred by such persons who are parties to such proceedings, in advance of the final disposition of such proceedings, to the full extent permitted by the General Corporation Law of the State of Delaware.

C.                                    Neither any amendment nor repeal of this Article VIII, nor the adoption of any provisions of this Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

IN WITNESS WHEREOF, High Technology Solutions, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its Chief Executive Officer and Secretary on this 2nd day of January, 2002.

/s/ Allan J. Camaisa
Allan J. Camaisa, Chief Executive Officer and Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:49 PM 12/22/2003
FILED 01:49 PM 12/22/2003
SRV [ILLEGIBLE] 241561 FILE

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HIGH TECHNOLOGY SOLUTIONS, INC.

High Technology Solutions, Inc., a company organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), DOES HEREBY CERTIFY:

FIRST:                                       That the Board of Directors of the Company (the “Board”), by written consent effective December 17, 2003, adopted resolutions setting forth proposed amendments of the Amended and Restated Certificate of Incorporation of the Company, declaring said amendments to be advisable and authorizing and directing the officers and directors of the Company to solicit the consent of the stockholders of the Company for consideration thereof.

Therefore, Subsection 6(a) of “Article IV” of the Amended and Restated Certificate of Incorporation of the Company is hereby amended to read as follows:

“6.                               Redemption of Convertible Preferred Stock.

(a)                                 If any Organic Change (other than a Qualified Sale) shall occur, the Company, at the option of any holder of outstanding Convertible Preferred Stock (as exercised pursuant to this Section 6(a)), shall redeem, at a redemption price equal to the sum of the Liquidation Preference per share plus an amount equal to all accrued and unpaid dividends per share (the “Redemption Price”), those outstanding shares of Convertible Preferred Stock which such holder shall have elected to redeem. Such redemption shall occur immediately prior to or simultaneously with the consummation of such Organic Change. The Company shall give written notice of any such Organic Change, stating the substance and intended date of consummation thereof, not more than sixty (60) Business Days nor less than twenty (20) Business Days prior to the date of consummation thereof, to each holder of Convertible Preferred Stock, unless such notice period shall be shortened or waived by the affirmative vote or written consent of the Required Holders. Any holder of the Convertible Preferred Stock shall have fifteen (15) Business Days (the “Notice Period”) from the date of the receipt of such notice to demand (by written notice mailed to the Company) redemption of all or any portion of the shares of Convertible Preferred Stock held by such holder, unless the Notice Period shall be shortened or waived by the affirmative vote or written consent of the Required Holders.”

SECOND:                      Subsection 7(k) of “Article IV” of the Amended and Restated Certificate of Incorporation of the Company is hereby amended to read as follows:

“(k)                           In case at any time or from time to time the Company shall pay any stock dividend or make any other non-cash distribution to the holders of its Common Stock, or shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or any other right, or there shall be any capital reorganization or reclassification of the Common Stock or consolidation or merger of the Company with or into another corporation, or any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, or there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company, then, in any one or more of said cases, the Company shall give at least twenty (20) days’ prior written notice to the registered holders of the Convertible Preferred Stock at the addresses of each as shown on the books of the Company as of the date on which (i) the books of the Company shall close or a record shall be taken for such stock dividend, distribution or subscription rights or (ii) such reorganization, reclassification, consolidation, merger, sale or conveyance, dissolution, liquidation or winding up shall take place, as the case may be, provided, however, that any such notice period referred to in this Subsection 7(k) may be shortened or waived by the affirmative vote or written consent of the Required Holders. Such notice or waiver of notice related thereto shall also specify the date as of which the holders of the Common Stock of record shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale or conveyance or participate in such dissolution, liquidation or winding up, as the case may be. Failure to give, shorten or waive such notice shall not invalidate any action so taken.”

THIRD:                                  The Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been duly adopted by the shareholders of the Company in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware, and prompt written notice was duly given pursuant to Section 228 to those stockholders who did not approve the Amended and Restated Certificate of Incorporation by written consent.

FOURTH:                     That said amendments shall become effective upon filing of the Certificate of Amendment with the Secretary of State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be signed by Alan Camaisa, its Chief Executive Officer this 18 day of December, 2003.

HIGH TECHNOLOGY SOLUTIONS, INC.

By:	/s/ Allan J. Camaisa
Allan J. Camaisa
Its: Chief Executive Officer

2

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:18 PM 01/05/2004
FILED 05:15 PM 01/05/2004
SRV 040004759 – 2241561 FILE

CERTIFICATE OF MERGER

OF

HORSESHOE MERGER SUB, INC.

INTO

HIGH TECHNOLOGY SOLUTIONS, INC.

(Pursuant to Section 251 of the
Delaware General Corporation Law)

The undersigned corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:                      Pursuant to an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of December 22, 2003, by and among Wireless Facilities, Inc., a Delaware corporation, WFI Government Services, Inc., a Delaware corporation, Horseshoe Merger Sub, Inc., a Delaware corporation (“Merger Sub”), High Technology Solutions, Inc., a Delaware corporation (“HTS”) and certain stockholders of HTS, Merger Sub will be merged with and into HTS, with HTS being the surviving corporation.

SECOND:               That the name and state of incorporation of each of the constituent corporations of the merger are as follows:

State of
Name	Incorporation

High Technology Solutions, Inc.	Delaware

Horseshoe Merger Sub, Inc.	Delaware

THIRD:                That the Merger Agreement has been approved, adopted, certified, executed, and acknowledged by Merger Sub and HTS in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

FOURTH:                 That the merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

FIFTH:               That the name of the surviving corporation of the merger is High Technology Solutions, Inc.

SIXTH:                 That the Certificate of Incorporation of the surviving corporation shall be in the form attached as Exhibit A.

SEVENTH:                 That the executed Merger Agreement is on file at the principal place of business of High Technology Solutions, Inc. located at 9771 Clairemont Mesa Boulevard, Suite A, San Diego, California 92124.

EIGHTH:                       That a copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation to the merger.

NINTH:                That this Certificate of Merger shall be effective upon filing.

IN WITNESS WHEREOF, HTS has caused this Certificate of Merger to be signed by its Chief Financial Officer on January 5, 2004.

HIGH TECHNOLOGY SOLUTIONS, INC.

By:	/s/ Alan Stewart
Alan Stewart,
Chief Financial Officer

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HIGH TECHNOLOGY SOLUTIONS, INC.

FIRST:        The name of the corporation is:

High Technology Solutions, Inc.

SECOND:          The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD:             The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:              The corporation is authorized to issue one class of stock, to be designated “Common Stock,” with a par value of $.01 per share. The total number of shares of Common Stock that the corporation shall have authority to issue is 3,000.

FIFTH:            The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

SIXTH:             The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the corporation. The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws of the corporation.

SEVENTH:         To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article SEVENTH by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of or increase the liability of any director of the corporation with respect to any acts or omissions occurring prior to, such repeal or modification.

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:00 AM 06/04/2004
FILED 11:00 AM 06/04/2004
SRV 040417425 – 2241561 FILE

STATE OF DELAWARE

CERTIFICATE FOR RENEWAL

AND REVIVAL OF CHARTER

This corporation organized under the laws of Delaware, the charter of which was voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

1.                                The name of this corporation is High Technology Solutions, Inc. .

2.                                Its registered office in the State of Delaware is located at 1209 Orange Street Street, City of Wilmington Zip Code19801 County of New Castle the name and address of its registered agent is The Corporation Trust Company 1209 Orange Street, Wilmington DE 19801.

3.                                The date of filing of the original Certificate of Incorporation in Delaware was September 18, 1990.

4.                                The date when restoration, renewal, and revival of the charter of this company is to commence is the 29th day of February 2004, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

5.                                This corporation was duly organized and carried on the business authorized by its charter until the 1st day of March A.D. 2004, at which time its charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters, Alan R. Stewart the last and acting authorized officer hereunto set his/her hand to this certificate this 1st day of June A.D. 2004.

By:	/s/ Alan R. Stewart
Authorized Officer
Name:	Alan R. Stewart
Print or Type
Title:	Secretary & CFO

AGREEMENT OF MERGER

This Agreement of Merger (this “Agreement”) is entered into as of June 1, 2004, by and between WFI Government Services, Inc., a Delaware corporation (“WGS”) and wholly owned subsidiary of Wireless Facilities, Inc., a Delaware corporation (“WFI”) and High Technology Solutions, Inc., a Delaware corporation (the “HTS”) and wholly owned subsidiary of WGS.

RECITALS:

WHEREAS, WGS is a corporation duly organized and existing under the laws of the State of Delaware;

WHEREAS, HTS is a corporation duly organized, and existing under the laws of the State of Delaware;

WHEREAS, the respective Boards of Directors of WFI, WGS and HTS have determined that it is advisable and to the advantage of the said corporations and their stockholders that WGS merge with and into HTS upon the terms and conditions herein provided; and

WHEREAS, the respective Boards of Directors of WGS and HTS, and WFI as the sole stockholder of WGS, have adopted and approved this Agreement

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, WGS and HTS hereby agree as follows:

AGREEMENT:

1.                                Merger, Effective Time. WGS shall be merged with and into HTS (the “Merger”) at such time as this Agreement is made effective in accordance with applicable law (the “Effective Time”).

2.                                Surviving Corporation. At the Effective Time, WGS shall be merged with and into the HTS, HTS shall survive the Merger (the “Surviving Corporation”) and all of the property, rights, privileges, powers, and franchises of WGS and HTS shall vest in the Surviving Corporation, and all debts, liabilities and duties of WGS and HTS shall become the debts, liabilities and duties of the Surviving Corporation and shall continue unaffected and unimpaired by the Merger, At the Effective Time, the separate existence of WGS shall cease.

3.                                Effect of the Merger. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

4.                                Further Action. If, at any time after the Effective Time, any further action is determined to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of WGS and HTS, the officers and directors of the Surviving Corporation shall be fully authorized (in the name of WGS, in the name of the HTS and otherwise) to take such action.

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:12 PM 06/07/2004
FILED 09:12 PM 06/07/2004
SRV 040421737 – 2241561 FILE

5.                                Organization of WGS.

a.                         WGS was incorporated under the laws of the State of Delaware on December 17, 2003,

b.                         WGS is authorized to issue an aggregate of 3000 shares of Common Stock ($.01 par value) (“WGS Common Stock”).

c.                          As of the record date for purposes of voting on the Merger, 3000 shares of WGS Common Stock were outstanding.

6.                                Organization of HTS.

a.                         HTS was incorporated under the laws of the State of Delaware on September 18, 1990.

b.                         HTS is authorized to issue an aggregate of 3000 shares of Common Stock ($.01 par value) (“HTS Common Stock”).

c.                          As of me record date for purposes of voting on the Merger, an aggregate of 3000 shares of HTS Common Stock were outstanding.

7.                                Effect on Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of WGS, HTS or the stockholder of WGS or HTS:

i.                             each one share of WGS Common Stock outstanding immediately prior to the Effective Time shall be changed and converted into one (1) fully paid and nonassessable shares of HTS Common Stock; and

ii.                          each share of HTS Common Stock outstanding immediately prior to the Effective Time shall be canceled and retired without consideration and resume the status of authorized and unissued shares of HTS Common Stock, and no shares of HTS Common Stock or other securities of HTS shall be issued in respect thereof.

8.                                Stock Certificates. At the Effective Time, all of the outstanding certificates which prior to that time represented shares of WGS Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of HTS Common Stock into which the shares of WGS Common Stock represented by such certificates have been converted as herein provided. The registered owner on the books and records of WGS or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to HTS or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of HTS Common Stock evidenced by such outstanding certificate as provided above.

9.                                Options, Warrants and All Other Rights to Purchase Stock. Upon the Effective Time, each outstanding option, warrant or other right to purchase one share of WGS Common Stock shall be converted into and become an option, warrant or right to purchase one (1) share of HTS Common Stock upon the terms and subject to the conditions as set forth in the agreements entered into by WGS pertaining to such options, warrants or rights. A number of shares of HTS Common Stock shall be reserved for purposes of such options, warrants and rights equal to the number of shares of HTS Common Stock issuable upon exercise of such options, warrants or rights immediately following the Effective Time. As of the Effective Time, HTS shall assume all obligations of WGS under agreements pertaining to such options, warrants and rights, and the outstanding options, warrants or other rights, or portions thereof, granted pursuant thereto.

10.                         Governing Documents. The Certificate of Incorporation and Bylaws of HTS in effect at the Effective Time shall continue to be the Certificate of Incorporation and Bylaws of the Surviving Corporation without change or amendment until further amended in accordance with the provisions thereof and applicable laws.

11.                         Directors and Officers. The directors and officers of HTS immediately prior to the Effective Time be the directors and officers of the Surviving Corporation.

12.                         Covenants of HTS. HTS covenants and agrees that it will, on or before the Effective Time:

a.                         Qualify to do business as a foreign corporation in the State of California, and in all other states in which WGS is so qualified and in which the failure to so quality would have a material adverse impact on the business or financial condition of HTS. In connection therewith, HTS has appointed an agent for service of process as required under the provisions of Section 2105 of the California Corporations Code and under applicable provisions of state law in other states in which qualification is required hereunder.

b.                         File any and all documents with the California Franchise Tax Board necessary to the assumption by HTS of all of the franchise tax liabilities of WGS.

13.                         Amendment. This Agreement may be amended by the parties hereto any time prior to the Effective Time before or after approval hereof by the stockholder of WGS and HTS, but after such approval, no amendment shall be made that by law requires the further approval of such stockholder without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

14.                         Counterparts. In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first set forth above.

WFI Government Services, Inc.,
a Delaware corporation

/s/ Eric M. DeMarco
By:	Eric M. DeMarco, President

High Technology Solutions, Inc.,
a Delaware corporation

/s/ William D. Green
By:	William D. Green, President

[SIGNATURE PAGE TO AGREEMENT OF MERGER]

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HIGH TECHNOLOGY SOLUTIONS, INC

High Technology Solutions, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.             Article FIRST of the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”) is hereby amended and restated in its entirety to read as follows:

“FIRST: The name of the corporation is:

WFI Government Services, Inc.”

2              The foregoing amendment of the Certificate of Incorporation has been duly adopted by the Corporation’s Board of Directors and sole stockholder in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

3.             This amendment to the Corporation’s Certificate of Incorporation shall be effective on and as of the date of filing of this Amended and Restated Certificate of Amendment with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, High Technology Solutions, Inc. has caused this Certificate of Amendment to be signed by Alan Stewart, Sr. Vice President, CFO & Secretary, this 9th day of August, 2004.

HIGH TECHNOLOGY SOLUTIONS, INC.

By:	/s/ Alan Stewart
Alan Stewart

Title:
Sr. VP, CFO & Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:39 PM 08/12/2004
FILED 09:19 PM 08/12/2004
SRV 040592941 – 2241561 FILE

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

OF

WFI GOVERNMENT SERVICES, INC.

It is hereby certified that:

1.             The name of the corporation (hereinafter called the “corporation”) is:

WFI GOVERNMENT SERVICES, INC.

2.             The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.

3.             The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

4.             The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on May 2, 2005.

Name:	/s/James R. Edwards
Title:	Senior Vice President

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:58 PM 05/05/2005
FILED 04:15 PM 05/05/2005
SRV 050367476 — 2241561 FILE

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:33 PM 09/12/2007
FILED 01:19 PM 09/12/2007
SRV 071009334 — 2241561 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of WFI Government Services, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting for the proposed amendment is as follows:

NOW, THEREFORE, BE IT RESOLVED, that Article I of the Corporation’s Amended and Restated Certificate of Incorporation be, and it hereby is, amended in its entirety to read as follows:

ARTICLE I

The name of the corporation (the “Company”) is Kratos Government Solutions, Inc.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 11th day of September, 2007.

By:	/s/ Adam Larson
Title:	Secretary
Name:	Adam Larson

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:45 PM 12/20/2010
FILED 05:29 PM 12/20/2010
SRV 101212596 — 2241561 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Kratos Government Solutions, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “Article I” so that, as amended, said Article shall be and read as follows:

The name of the corporation (the “Company”) is Kratos Defense Engineering Solutions, Inc.

SECOND:     That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:      That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 17th day of December, 2010.

By:	/s/ Laura L. Siegal
Authorized Officer
Title:	VP, Secretary, Controller, Treasurer

Name:	Laura L. Siegal
Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:30 PM 08/28/2012
FILED 05:18 PM 08/28/2012
SRV 120979611 — 2241561 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Kratos Defense Engineering Solutions, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “1st” so that, as amended, said Article shall be and read as follows:

The corporations name shall be changed to Kratos Defense & Rocket Support Services, Inc.

SECOND:    That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:     That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 28th day of August, 2012.

By:	/s/ Michael W. Fink
Authorized Officer
Title:	Vice President Contracts

Name:	Michael W. Fink
Print of Type